Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SBC

The following discussion and analysis summarize the significant factors affecting our operating results, financial condition, liquidity, and cash flows for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in Exhibit 99.1 to the Form 8-K of which this Exhibit 99.2 forms a part. The forward-looking statements contained herein are based on management’s judgment, assumptions made by management and information currently available to it. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors, including those described below and in Exhibit 99.1 to the Form 8-K of which this Exhibit 99.2 forms a part, particularly in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, any reference in this Exhibit 99.2 to the Form 8-K of which this Exhibit 99.2 forms a part to “SBC,” “we,” “us” or “our” refers to SBC Medical Group Holdings Incorporated prior to the consummation of the Business Combination and to the Combined Entity and its consolidated subsidiaries following the Business Combination.

Overview

SBC Medical Group Holdings Incorporated is a management company headquartered in Tokyo, that provides management services to cosmetic treatment centers mainly in Japan. The Company and its subsidiaries are primarily focused on providing comprehensive management services to franchisee clinics, including but not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for franchisee clinic customers, assistance with franchisee employee housing rentals and facility rentals, construction and design of franchisee clinics, medical equipment and medical consumables procurement (resale), the provision of cosmetic products to franchisee clinics for resale to clinic customers, licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions (including but not limited to remote medical consultations), management of the franchisee clinic’s customer rewards program (customer loyalty point program), and payment tools for the franchisee clinics.

SBC Medical Sub, Lange Sub, and Shobikai Sub are each designated as a “medical service corporation” in Japan. In Japan, a medical service corporation is a legal entity that provides management service to “medical corporations”. The management services are conducted through franchisor-franchisee contracts and/or service contracts between certain subsidiaries of the Company (SBC Medical Sub, Lange Sub, and Shobikai Sub) and the medical corporations that own all 168 of the treatment centers in Japan, which operate under the brand name “Shonan Beauty Clinic”. These clinics provide include but are not limited to breast augmentation, liposuction, rejuvenation treatments (including treatment of wrinkles, acne, scars, cellulite, excess fat, discoloration, and signs of aging), laser skin toning and spot removal, eyes double fold surgery, rhinoplasty, treatment of osmidrosis and hyperhidrosis, hair transplants, gynecological formation treatments, laser hair removal, face line surgeries, cosmetical dental procedures, tattoo removal, lasik eye surgery, lateral canthoplasty, brow lift procedures, androgenetic alopecia treatment, and cheek sagging prevention methods.

There are currently six medical corporations that the Company’s subsidiaries have entered into franchisor-franchisee contracts and service contracts, consisting of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai and Medical Corporation Ritz Cosmetic Surgery. In addition, the Company has entered into service contracts since September 2023 with two additional medical corporations, Medical Corporation Association Furinkai and Medical Corporation Association Junikai (collectively with the six franchisee medical corporations, the “Medical Corporations”). All of the Medical Corporations are deemed to be related parties of the Company since relatives of the CEO of the Company are the members (or shain) of general meetings of members of the Medical Corporations. The CEO of the Company was previously a member of the six franchisee Medical Corporations until he ceased being a member in July 2023. The Company, through SBC Medical Sub, owns equity “deposit” interests (or mochibun) of the Medical Corporations (except Medical Corporation Association Furinkai and Medical Corporation Association Junikai). Although the Company, through SBC Medical Sub, has an equity “deposit” interest to the rights to receive a distribution of residual assets in proportion to the amount of contribution in certain circumstances as provided in the articles of incorporation of each of the Medical Corporations (except Medical Corporation Association Furinkai and Medical Corporation Association Junikai), the Company or SBC Medical Sub does not have voting control over the corporate actions at general meetings of members (or shain) of the Medical Corporations per the requirements of the Japanese Medical Care Act.

Financial Overview

For the three months ended June 30, 2024 and 2023, we generated revenues of $53,102,080 and $41,001,426, respectively, we reported net income attributable to SBC Medical Group Holdings Incorporated of $18,484,408 and $10,668,922, respectively.

For the six months ended June 30, 2024 and 2023, we generated revenues of $107,910,122 and $83,914,044, respectively, we reported net income attributable to SBC Medical Group Holdings Incorporated of $37,242,160 and $16,671,362, respectively, and cash flow provided by (used in) operating activities of $22,874,760 and $(428,601), respectively. As of June 30, 2024, we had retained earnings of $180,090,892.

Our primary mission is to provide quality comprehensive management services to the Medical Corporations and expand our “Shonan Beauty Clinic” brand. We plan to achieve the mission by maintaining and strengthening our market position and brand in the cosmetic medical treatment management market in Japan, Vietnam, and the United States, and by growing our presence globally.

Results of Operations

Comparison of Results of Operations for the Three Months Ended June 30, 2024 and 2023

The following table summarizes our operating results as reflected in our unaudited statements of operations during the three months ended June 30, 2024 and 2023, respectively, and provides information regarding the dollar and percentage changes during those periods.

	For the Three Months Ended June 30,
	2024		2023		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues, net (including net revenues provided to related parties)	$53,102,080	100.00%	$41,001,426	100.00%	$12,100,654	29.51%
Cost of revenues	13,682,405	25.77%	9,078,576	22.14%	4,603,829	50.71%
Gross profit	39,419,675	74.23%	31,922,850	77.86%	7,496,825	23.48%
Operating expenses	12,129,115	22.84%	16,352,544	39.88%	(4,223,429)	(25.83)%
Income from operations	27,290,560	51.39%	15,570,306	37.98%	11,720,254	75.27%
Other income (expenses)	(204,125)	(0.38)%	1,099,265	2.68%	(1,303,390)	(118.57)%
Income before income taxes	27,086,435	51.01%	16,669,571	40.66%	10,416,864	62.49%
Income tax expense	8,529,110	16.06%	6,814,289	16.62%	1,714,821	25.17%
Net income	18,557,325	34.95%	9,855,282	24.04%	8,702,043	88.30%
Less: net income (loss) attributable to non-controlling interests	72,917	0.14%	(813,640)	(1.98)%	886,557	(108.96)%
Net income attributable to SBC Medical Group Holdings Incorporated	$18,484,408	34.81%	$10,668,922	26.02%	$7,815,486	73.25%

Comparison of Results of Operations for the Six Months Ended June 30, 2024 and 2023

The following table summarizes our operating income as reflected in our unaudited consolidated statements of operations for the six months ended June 30, 2024 and 2023, and presents information regarding amounts and percentage changes during those periods.

	For the Six Months Ended June 30,
	2024		2023		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues, net (including net revenues provided to related parties)	$107,910,122	100.00%	$83,914,044	100.00%	$23,996,078	28.60%
Cost of revenues	28,971,072	26.85%	23,475,757	27.98%	5,495,315	23.41%
Gross profit	78,939,050	73.15%	60,438,287	72.02%	18,500,763	30.61%
Operating expenses	27,187,605	25.19%	33,790,770	40.27%	(6,603,165)	(19.54)%
Income from operations	51,751,445	47.96%	26,647,517	31.75%	25,103,928	94.21%
Other income	2,537,190	2.35%	2,296,638	2.74%	240,552	10.47%
Income before income taxes	54,288,635	50.31%	28,944,155	34.49%	25,344,480	87.56%
Income tax expense	16,981,094	15.74%	12,670,982	15.09%	4,310,112	34.02%
Net income	37,307,541	34.57%	16,273,173	19.40%	21,034,368	129.26%
Less: net income (loss) attributable to non-controlling interests	65,381	0.06%	(398,189)	(0.47)%	463,570	(116.42)%
Net income attributable to SBC Medical Group Holdings Incorporated	$37,242,160	34.51%	$16,671,362	19.87%	$20,570,798	123.39%

Revenues, Net

Revenues, net for the three months ended June 30, 2024 and 2023 generated from different revenue streams consist of the following:

	For the Three Months Ended June 30,		Variance
	2024	2023	Amount	%
Royalty income	$14,626,256	$9,955,479	$4,670,777	46.92%
Procurement services	13,536,608	13,186,629	349,979	2.65%
Management services	16,705,597	13,471,805	3,233,792	24.00%
Rental services	3,453,173	1,226,444	2,226,729	181.56%
Others	4,780,446	3,161,069	1,619,377	51.23%
Total	$53,102,080	$41,001,426	$12,100,654	29.51%

Revenues, net for the six months ended June 30, 2024 and 2023 generated from different revenue streams consist of the following:

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Royalty income	$29,736,524	$16,839,041	$12,897,483	76.59%
Procurement services	26,732,592	25,703,245	1,029,347	4.00%
Management services	32,360,267	30,724,761	1,635,506	5.32%
Rental services	7,071,114	3,343,410	3,727,704	111.49%
Others	12,009,625	7,303,587	4,706,038	64.43%
Total	$107,910,122	$83,914,044	$23,996,078	28.60%

Revenues, net, increased by 29.51% from $41,001,426 for the three months ended June 30, 2023, to $53,102,080 for the three months ended June 30, 2024, and increased by 28.60% from $83,914,044 for the six months ended June 30, 2023, to $107,910,122 for the six months ended June 30, 2024.

Japanese Yen (“JPY”) against the U.S. dollar depreciated for the six months ended June 30, 2024, compared to the six months June 30, 2023. The spot rate against the dollar was 160.8680 yen on June 30, 2024 compared to 145.9900 yen on June 30, 2023 and the average rate against the dollar was 152.1868 yen for the six months ended June 30, 2024 compared to 135.8533 yen for the same period in 2023.

For the three months ended June 30, 2024 and 2023, we generated net revenues of $53,102,080 (JPY8,286 million) and $41,001,426 (JPY5,723 million), respectively, and reported net income of $18,557,325 (JPY2,894 million) and $9,855,282 (JPY1,362 million), respectively. For the six months ended June 30, 2024, and 2023, we generated net revenues of $107,910,122 (JPY16,422 million) and $83,914,044 (JPY11,400 million), respectively, and reported net income of $37,307,541 (JPY5,678 million) and $16,273,173 (JPY2,211 million), respectively. Overall, the unfavorable impacts of foreign exchange rate changes on net revenues and net income were $6,261,670 and $2,389,136 respectively, for the three months ended June 30, 2024, and $12,973,921 and $4,485,447, respectively, for the six months ended June 30, 2024.

The main reasons for the variance of $12,100,654 in net revenues for the three months and $23,996,078 for the six months per revenue stream are as follows:

Royalty income

The royalty income for the three months ended June 30, 2024, increased by 46.92% from $9,955,479 in the same period in 2023 to $14,626,256, and for the six months ended June 30, 2024, it increased by 76.59% from $16,839,041 in the same period in 2023 to $29,736,524.

This increase in revenue of $4,670,777 for the three months and $12,897,483 for the six months, was mainly due to the billing base of royalty fees changing from a percentage of sales of Medical Corporations (the “MCs”) to a fixed amount to each clinic of the MCs since April 2023 combined with an increase in clinic numbers by MCs, authorizing the main recurring customers, six MCs, to use its patents and trademarks since September 2023, the business expansion of the MCs, and partially offset by the depreciation of JPY.

Procurement services

The procurement services revenue slightly increased by 2.65% from $13,186,629 for the three months ended June 30, 2023 to $13,536,608 for the same period in 2024, and by 4.00% from $25,703,245 for the six months ended June 30, 2023 to $26,732,592 for the same period in 2024. This increase in revenue by $349,979 and $1,029,347 for the three and six months, respectively, was mainly due to the increase in the demand on advertising services and medical materials due to the business expansion of MCs, and partially offset by the depreciation of JPY.

Management services

The management services revenue increased by 24.00% from $13,471,805 for the three months ended June 30, 2023 to $16,705,597 for the same period in 2024, and slightly increased by 5.32% from $30,724,761 for the six months ended June 30, 2023 to $32,360,267 for the same period in 2024. This increase in revenue by $3,233,792 and $1,635,506 for the three and six months, respectively, was mainly due to the increase in revenue generated from management consulting services and loyalty program management services provided to two MCs that the Company started to conduct business since September 2023 (Medical Corporation Association Furinkai and Medical Corporation Association Junikai), the business expansion of MCs and the increase in the number of the clinics of MCs, and partially offset by the depreciation of JPY.

Rental services

The rental services revenue increased by 181.56% from $1,226,444 for the three months ended June 30, 2023 to $3,453,173 for the same period in 2024, and by 111.49% from $3,343,410 for the six months ended June 30, 2023 to $7,071,114 for the same period in 2024. This increase in revenue by $2,226,729 and $3,727,704 for the three and six months, respectively, was mainly due to the increased demand for medical equipment from MCs due to the business expansion of MCs, and partially offset by the depreciation of JPY.

Others

The other revenues increased by 51.23% from $3,161,069 for the three months ended June 30, 2023 to $4,780,446 for the same period in 2024, and by 64.43% from $7,303,587 for the six months ended June 30, 2023 to $12,009,625 for the same period in 2024. This increase in revenues by $1,619,377 and $4,706,038 for the three and six months, respectively, was mainly due to the business expansion of the subsidiary acquired in 2023 and partially offset by the depreciation of JPY.

Cost of Revenues

The cost of revenues was $13,682,405 for the three months ended June 30, 2024, compared to $9,078,576 for the same period in 2023, and $28,971,072 for the six months ended June 30, 2024, compared to $23,475,757 for the same period in 2023. Since revenues increased by $12,100,654 or 29.51% for the three months and increased by $23,996,078 or 28.60% for the six months ended June 30, 2024, compared to the same periods in 2023, cost of revenues increased by $4,603,829 or 50.71% for the three months and $5,495,315 or 23.41% for the six months, respectively, which was relatively in line with the increasing trend of revenues.

Gross Profit

Gross profit was $39,419,675 for the three months ended June 30, 2024, compared to $31,922,850 for the same period in 2023, and $78,939,050 for the six months ended June 30, 2024, compared to $60,438,287 for the same period in 2023. The increase in gross profit by $7,496,825 or 23.48% for the three months and by $18,500,763 or 30.61% for the six months was mainly due to the increase in royalty income and other revenues with a relatively high gross margin as a result of the factors described above, and offset by the depreciation of JPY.

Operating Expenses

Operating expenses for the three months ended June 30, 2024 and 2023 were as follows:

	For the Three Months Ended June 30,		Variance
	2024	2023	Amount	%
Salaries and welfare	$7,872,447	$6,335,484	$1,536,963	24.26%
Depreciation and amortization expense	258,654	3,189,656	(2,931,002)	(91.89)%
Consulting and professional service fees	2,578,115	2,216,470	361,645	16.32%
Advertising expense	223,094	933,965	(710,871)	(76.11)%
Taxes and dues	149,278	843,611	(694,333)	(82.30)%
Recruiting expense	491,067	560,489	(69,422)	(12.39)%
Lease expense	549,160	548,019	1,141	0.21%
Office, utility and other expenses	7,300	1,564,652	(1,557,352)	(99.53)%
Misappropriation loss	-	160,198	(160,198)	(100.00)%
Total	$12,129,115	$16,352,544	$(4,223,429)	(25.83)%

Operating expenses for the six months ended June 30, 2024 and 2023 were as follows:

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Salaries and welfare	$14,386,288	$13,217,774	$1,168,514	8.84%
Depreciation and amortization expense	1,227,358	5,774,458	(4,547,100)	(78.75)%
Consulting and professional service fees	5,208,876	4,987,376	221,500	4.44%
Advertising expense	934,724	1,411,479	(476,755)	(33.78)%
Taxes and dues	249,334	1,354,051	(1,104,717)	(81.59)%
Recruiting expense	1,248,122	1,209,872	38,250	3.16%
Lease expense	1,233,930	1,222,466	11,464	0.94%
Office, utility and other expenses	2,698,973	4,261,044	(1,562,071)	(36.66)%
Misappropriation loss	-	352,250	(352,250)	(100.00)%
Total	$27,187,605	$33,790,770	$(6,603,165)	(19.54)%

The operating expenses decreased by 25.83% to $12,129,115 for the three months ended June 30, 2024 from $16,352,544 for the same period in 2023, and decreased by 19.54% to $27,187,605 for the six months ended June 30, 2024 from $33,790,770 for the same period in 2023, was mainly due to the decrease in depreciation and amortization expense and the depreciation of JPY. Specifically, depreciation and amortization expense decreased by 78.75% to $1,227,358 for the six months ended June 30, 2024 from $5,774,458 for the same period in 2023, mainly because the decrease in amortization expense incurred from the intangible assets owned by Cell Pro Japan Co., Ltd.(“Cellpro”), a subsidiary of the Company, due to the disposal of Cellpro on January 1, 2024.

Other Income (Expenses)

Other income (expenses) for the three months ended June 30, 2024 and 2023, were as follows:

	For the Three Months Ended June 30,		Variance
	2024	2023	Amount	%
Interest income	$11,644	$10,610	$1,034	9.75%
Interest expense	(7,424)	(25,508)	18,084	(70.90)%
Other income	306,291	1,272,763	(966,472)	(75.93)%
Other expenses	(514,636)	(158,600)	(356,036)	224.49%
Total	$(204,125)	$1,099,265	$(1,303,390)	(118.57)%

Other income (expenses) for the six months ended June 30, 2024 and 2023, were as follows:

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Interest income	$29,333	$76,111	$(46,778)	(61.46)%
Interest expense	(10,432)	(33,402)	22,970	(68.77)%
Other income	655,972	2,736,854	(2,080,882)	(76.03)%
Other expenses	(1,951,292)	(482,925)	(1,468,367)	304.06%
Gain on disposal of subsidiary	3,813,609	-	3,813,609	100.00%
Total	$2,537,190	$2,296,638	$240,552	10.47%

The other income decreased by 118.57% from $1,099,265 for the three months ended June 30, 2023 to other expenses of $204,125 for the same period in 2024. The decrease was mainly due to larger other income realized through gain on sales of fixed assets and generated more miscellaneous other income for the three months ended June 30, 2023 than for the three months ended June 30, 2024. The other income increased by 10.47% from $2,296,638 for the six months ended June 30, 2023 to $2,537,190 for the same period in 2024, mainly due to (1) the gain on disposal of Cellpro, a subsidiary of the Company, recognized in the six months ended June 30, 2024, and no such disposal for the same period in 2023; offset by (2) the depreciation of Japanese Yen against the U.S. dollar for the six months ended June 30, 2024, compared to the same period in 2023; and (3) the increase of approximately $1 million in other expenses due to the unrealized loss from the Company’s investment in a public entity with readily determinable fair value.

Income Tax Expense

Income tax expense, for the three months ended June 30, 2024, was $8,529,110 compared to $6,814,289 for the same period in 2023, and the increase in income tax expense by $1,714,821 or 25.17% was mainly due to the increase in income from operations. For the six months ended June 30, 2024, income tax expense was $16,981,094 compared to $12,670,982 for the same period in 2023, and the increase in income tax expense by $4,310,112 or 34.02% was mainly due to the increase in income from operations.

The effective tax rate was 31.49% and 40.88% for the three months ended June 30, 2024 and 2023, respectively. The effective tax rate was 31.28% and 43.78% for the six months ended June 30, 2024 and 2023, respectively. The decrease of 9.39% and 12.50% in effective tax rate for the three and six months, respectively, was mainly due to the $4.8 million enterprise tax paid by the Company in the six months ended June 30, 2024, which is tax deductible, while only $3 million enterprise tax was paid in the six months ended June 30, 2023.

Net Income

As a result of the foregoing, we reported a net income of $18,557,325 for the three months ended June 30, 2024, representing an increase of $8,702,043 or 88.30% from $9,855,282 for the three months ended June 30, 2023. We reported a net income of $37,307,541 for the six months ended June 30, 2024, representing an increase of $21,034,368 or 129.26% from $16,273,173 for the six months ended June 30, 2023.

Net Income (Loss) Attributable to Non-controlling Interests

Net income attributable to non-controlling interests was $72,917 for the three months ended June 30, 2024, representing an increase of $886,557 or 108.96% from net loss attributable to non-controlling interests of $813,640 for the three months ended June 30, 2023. Net income attributable to non-controlling interests was $65,381 for the six months ended June 30, 2024, representing an increase of $463,570 or 116.42% from net loss attributable to non-controlling interests of $398,189 for the six months ended June 30, 2023, which was mainly due to the disposal of Cellpro on January 1, 2024.

Cash Flows for the six months ended June 30, 2024 and 2023

The following table provides a summary of our cash flows for the periods indicated.

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Net cash provided by (used in) operating activities	$22,874,760	$(428,601)	$23,303,361	(5437.08)%
Net cash used in investing activities	(9,405,716)	(3,762,884)	(5,642,832)	149.96%
Net cash used in financing activities	(109,341)	(341,102)	231,761	(67.94)%
Effect of changes in foreign currency exchange rate	(12,679,865)	(11,436,739)	(1,243,126)	10.87%
Net change in cash and cash equivalents	679,838	(15,969,326)	16,649,164	(104.26)%
Cash and cash equivalents as of the beginning of the period	103,022,932	51,737,994	51,284,938	99.12%
Cash and cash equivalents as of the end of the period	$103,702,770	$35,768,668	$67,934,102	189.93%

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2024 was $22,874,760 as compared to the amount of $428,601 net cash used in operating activities for the six months ended June 30, 2023, reflecting an increase of $23,303,361. The increase was mainly due to an increase in net income, an increase in changes in accrued retirement compensation expense — related party and accounts receivable — related parties and offset by a decrease in changes in finance lease receivables — related parties, prepaid expenses and other current assets, and accounts payable.

Investing Activities

During the six months ended June 30, 2024, net cash used in investing activities of $9,405,716 was mainly the result of purchase of property and equipment, purchase of convertible note, payments made on behalf of a related party and disposal of subsidiary, net of cash disposed of. During the six months ended June 30, 2023, net cash used in investing activities of $3,762,884 was mainly the result of purchase of property and equipment, intangible assets and convertible note.

Financing Activities

During the six months ended June 30, 2024, net cash used in financing activities of $109,341 and no significant financing activities were noted. During the six months ended June 30, 2023, net cash used in financing activities of $341,102 was the result of borrowings from related parties, offset by repayments of long-term loans and repayments to related parties

Recent Developments

Issuance of Common Stock, Options and Warrants

In January 2023, the Company issued 1,000 shares of common stock to the CEO of the Company with a purchase price of $0.01 per share.

In September 2023, the Company issued 7,947,999 shares of common stock to the CEO of the Company with a purchase price of $0.0001 per share.

In September 2023, the Company granted (i) 711,110 common stock options to its CEO, (ii) 20,700 common stock options to a representative director of a subsidiary of the Company with an exercise price per share of $0.0001 per share, and (iii) 449,190 common stock options to doctors of MCs with an exercise price per share of $0.0001 per share. The options vest on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger, in an amount equal to one-third of the applicable shares of common stock, respectively, with the expiration period for ten years from the grant date. The 449,190 common stock options to doctors of MCs were terminated upon the issuance of the warrants in January 2024, see below.

In September 2023, the Company entered into common stock purchase warrant agreement (the “Warrant Agreement II”) pursuant to which the Company allotted 400,000 warrants to the immediate family members of the Company’s CEO and allotted 200,000 warrants to its business partners. The warrants may be exercised in ten years upon the Company’s consummation of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement II to purchase the Company’s common stock, for an exercise price per share of $0.0001. The warrants were fully vested on the grant date.

In January 2024, the Company terminated 449,190 common stock options granted to doctors of medical corporations in September 2023. In connection with the termination, the Company entered into a common stock purchase warrant agreement (the “Warrant Agreement III”) under which the Company issued to the doctors of medical corporations warrants to acquire an equal amount of shares of common stock as previously subject to the options issued to each of the doctors of MCs in September 2023. The warrants may be exercised on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement III (the “Trigger Date”), to acquire an amount equal to one-third of the applicable shares of common stock, respectively, with an exercise price per share of $0.0001. The warrants were fully vested on the grant date and will expire on the tenth anniversary of the Trigger Date.

In June 2024, the Company terminated all common stock options and warrants ever granted, except for 270,000 warrants granted to HeartCore in November 2022 and 50,000 warrants granted to a business partner in September 2023. The 50,000 warrants granted to the business partner were terminated by the Company in July 2024.

Related Party Transactions

In February 2023, the Company paid off the retirement compensation expense of $22,082,643 accrued to Yoshiko Aikawa.

In July 2023, the CEO of the Company resigned as a member of the general meeting of members (or shain) of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery. In August 2023, the Company contributed JPY1,000,000 (approximately $6,695 when payment made) to each of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai and Medical Corporation Aikeikai, and became the 100% equity interest holder of these non-profit medical corporations, which are still related parties of the Company as the relatives of the CEO of the Company remains as members of these medical corporations and these Medical Corporations’ controlling financial interests rest with the members.

In August 2023, the Company entered into property sales agreements with General Incorporation Association SBC, an entity under common control of the Company, to sell its certain properties and entire equity interest in Ai Inc. and Lange Inc., with a total amount of JPY3,113,603,355 (approximately $22,473,000 when received), excluding JPY232,177,630 consumption tax. The transaction, as part of the reorganization discussed in Note 1, was accounted for as a common control transaction.

Since September 2023, the Company started providing services to two additional medical corporations in Japan, namely, Medical Corporation Association Furinkai and Medical Corporation Association Junikai, which are considered as related parties of the Company as the relatives of the CEO of the Company being members of the two medical corporations.

In January 2024, the Company acquired 353,600 shares of common stock of Waqoo, accounts for less than 10% ownership, a related-party company listed on the Tokyo Stock Exchange, of which the CEO of the Company is a principal shareholder, with a fair value of $5,565,938 through a share exchange agreement. During the six months ended June 30, 2024, the Company recognized an unrealized loss on the related-party investment of $1,045,557.

For more related party transactions, see Note 7, 12, 13, 15, 17 and 18 to the audited consolidated financial statements as set forth in the Definitive Proxy Statement  as filed by Pono Capital Two, Inc. with the SEC on August 12, 2023 and see Note 4, 9, 12, 13, 15 and 17 to the accompanying unaudited consolidated financial statements included in Exhibit 99.1  to the Form 8-K of which this Exhibit 99.2 forms a part.

Misappropriations of Funds and Restatements

In January 2024, in connection with a routine tax examination of the Company’s income tax returns, the Japanese tax authority discovered misappropriations of Company funds by a former director of general affairs and legal department of L’Ange Cosmetique Co., Ltd., which is a subsidiary of the Company (the “former director”), not a relative of the CEO of the Company or any identified related party, who received kickbacks from multiple vendors of SBC Japan (collectively with the former director, the “participants”) possibly beginning as early as 2012 until the misappropriations were discovered. The former director was suspended immediately upon the discovery and was terminated effective February 23, 2024. The Company has commenced a criminal complaint in Tokyo against the participants.

Shortly after this discovery, the Company engaged independent legal counsel and forensic consultants to investigate the misappropriations. The investigation, which was completed in March 2024, revealed that the participants had misappropriated approximately JPY632 million ($5.6 million), including consumption tax, from the Company of which the former director received approximately JPY335 million ($3.0 million), between April 2016 and the discovery of the misappropriations in January 2024. The amount misappropriated prior to April 2016 could not be accurately determined because certain data for the period prior to April 2016 was unavailable, the Company does not expect such amount to be material based on current estimates.

The Company found no evidence that any other employee of the Company was aware of, or colluded in, the misappropriations of Company funds or that there was any unlawful activity apart from that associated with the participants’ misappropriations of Company funds. The misappropriated amounts, excluding the consumption tax, representing advertising services purchased on behalf of a related-party MC, were originally included in the revenues reported on a net basis. After discovery of the misappropriations, the amounts were restated as a misappropriation loss.

The Company has restated its previously reported consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the years then ended, based on the results of its investigation and substantive validation procedures. The Company has also restated its previously reported unaudited consolidated balance sheets for the nine months ended September 30, 2023 and 2022 and for the six months ended June 30, 2023 and 2022, and the related unaudited consolidated statements of operations and comprehensive income (loss) and cash flows for the periods then ended. The tables in Note 18 to the consolidated audited financial statements, which are included in the Definitive Proxy Statement  filed by Pono Capital Two, Inc. with the SEC on August 12, 2023 beginning on page F-52, summarize the effects of the restatements on each financial statement line item as of the dates and for the periods indicated.

Material charge related to Warrants originally issued to a consultant.

On November 18, 2022 (“Effective Date”), SBC entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore Enterprise, Inc. (“HeartCore”) pursuant to which it agreed to compensate HeartCore with common stock purchase warrants (the “Warrants”), with an exercise price of $0.01 per share, in exchange for professional services to be provided by HeartCore in connection with its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein SBC becomes a subsidiary of the SPAC (the “Merger”). Subsequently, in March 2024, HeartCore sold to Second ZUU Target Fund a portion of the Warrants which will represent an equivalent of 2% of the outstanding common stock on a fully diluted basis after the Merger in exchange for $9 million in cash. SBC has not received disclosures regarding the details of this transaction or the basis for the sale price determination. Therefore, SBC does not consider their transaction amount as a basis for warrant fair value calculation. ZUU Target Fund has no affiliations with SBC, its CEO, or the CEO’s relatives

Since the issuance of the Warrants on November 18, 2022, SBC has not recognized any stock-based compensation expense for the Warrants as the performance condition of exercisability upon a consummation of the Merger is not considered probable until it occurs. The fair value assessment of the Warrants is currently in process, involving external experts. However, it is estimated that the Warrants will represent 2.7% of the outstanding common stock on a fully diluted basis, indicating a significant material impact. The management believes there will be a material charge related to these Warrants in the period that the Merger is consummated. Management estimates the maximum impact to be equivalent to 2.7% of SBC’s assumed enterprise value of approximately $1.0 billion (see “Background of the Business Combination” as set forth in the Definitive Proxy Statement  filed by Pono Capital Two, Inc. with the SEC on August 12, 2024) at the time the warrants were issued, which is approximately $27 million, which will be expensed in our statement of operations in the period that the Merger is consummated.

Contractual Obligations

Lease Agreements

The Company has sixty-nine leases classified as operating leases for offices and sublease purposes.

As of June 30, 2024, the future maturity of lease liabilities is as follows:

Years ending December 31,	Lease Payment
Remaining of 2024	$2,554,482
2025	1,618,370
2026	189,009
2027	151,876
2028	151,876
Thereafter	246,463
Total undiscounted lease payments	4,912,076
Less: imputed interest	(8,156)
Total operating lease liabilities	$4,903,920

Bank and Other Borrowings

The Company borrowed loans from various banks and a financial institution for working capital purpose.

As of June 30, 2024, future minimum borrowing payments are as follows:

Years ending December 31,	Principal Repayment
Remaining of 2024	$56,021
2025	126,029
2026	130,691
2027	125,109
2028	68,479
Thereafter	252,591
Total	$758,920

Off-Balance Sheet Arrangements (Off-Balance Sheet Transactions)

There are no off-balance sheet arrangements as of June 30, 2024 and December 31, 2023.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates. We believe that critical accounting policies as disclosed in Exhibit 99.1  to the Form 8-K of which this Exhibit 99.2 forms a part, reflect the more significant judgements and estimates used in preparation of our consolidated financial statements.

The following descriptions of critical accounting policies and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in Exhibit 99.1  to the Form 8-K of which this Exhibit 99.2 forms a part. When reviewing our consolidated financial statements, you should consider our selection of critical accounting policies, the judgments and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

The Company recognizes revenue from franchising services, procurement services, management services and other services under ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of consumption tax and applicable local government levies, if any. The consumption tax on sales is calculated at 10% of gross sales. The Company does not have significant remaining unfulfilled performance obligations or contract balances.

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. The determination of whether the Company acts as a principal or an agent in a transaction is based on the evaluation of whether (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue from rental services under ASC Topic 842, “Leases”.

The Company currently generates its revenue from the following main sources:

Franchising Revenue

The Company generates franchising revenue (royalty income) by licensing its intellectual properties, including but not limited to the Company’s brand name (“Shonan Beauty Clinic”), trade name, patents, and trademarks, as a franchisor pursuant to franchise agreements with certain MCs (the “MCs”) in Japan. Prior to April 2023, royalty income is based on a percentage of sales and recognized at the time when the related sales occurred; since April 2023, it is based on a fixed amount to each clinic of the MCs; since September 2023, it is based on a fixed amount to each MC and a fixed amount to each clinic of the MCs and recognized over time as services are rendered.

Procurement Services Revenue

The Company generates procurement services revenue by purchasing primarily advertising services and medical materials from qualified vendors on behalf of MCs to maintain brand quality consistency. Procurement services revenue is recognized at the point in time upon the delivery of products or over time as services are performed. Occasionally, the Company receives vendor discounts on certain large purchases. It recognizes revenue based on actual payments and will return the over-collection resulting from such discounts to MCs.

Management Services Revenue

The Company provides loyalty program management services, labor supporting services, function supporting services and management consulting services to MCs.

●	Loyalty program management services

The Company awards loyalty points on behalf of MCs to MCs’ customers, who earn loyalty points from each qualified purchase made at the loyalty program participating clinics of MCs, in exchange for a handling fee. The revenue is based on a percentage of the related payment amount made by MCs’ customers and is recognized when the loyalty points are awarded.

At the time loyalty points are awarded, a MC pays the Company cash in an amount equivalent to the awarded loyalty points, which is recorded as advances from customers. When a MC’s customers redeem the loyalty points, the Company returns the cash back to the MC in an amount equivalent to the redeemed loyalty points. The awarded loyalty points expire if a MC’s customer does not make any additional qualified purchase at a participating clinic within a year. The Company accumulates and tracks the points on behalf of MCs until the loyalty points expire, at which time the Company recognizes an amount equivalent to the expired loyalty points as revenue, which is normally not significant.

The Company also awards certain points to MCs’ customers on behalf of MCs for free in order to increase the volume of MC’s sales, from which the Company earns other types of revenues, such as royalty income. When a MC’s customers redeem such points, the Company reimburses MC in an amount equivalent to the used free points and records it as a reduction of the revenue recognized.

The Company is an agent in the management of loyalty programs, and as a result, revenues are recognized net of the cost of redemptions.

●	Labor supporting services

The Company generates revenue by dispatching staff to MCs to provide a range of services, primarily including clinic operation, IT, and administrative services. The Company recognizes the revenue over the time when services are rendered.

●	Function supporting services

The revenue is derived from providing functional supporting services to MCs, such as accounting and human resources services. The Company recognizes the revenue over the time when services are rendered.

●	Management consulting services

The Company generates revenue by providing consulting services to MCs in relation to business operations of cosmetic dermatology. The Company recognizes the revenue over the time when services are rendered.

Rental Services Revenue

The Company generates rental income from operating leases and sales-type leases, which is accounted for under ASC Topic 842. Operating lease revenue is generally recognized on straight-line basis over the terms of the lease agreements and sales-type leases revenue is generally recognized on the lease commitment date.

Other Revenues

The Company generates other miscellaneous revenues such as accommodation services income, medicine dispensed sales revenue, brokerage services revenue, construction services revenue, pilot training services revenue, interest income, etc. These revenues are recognized when the Company satisfies performance obligations.

Long-term Investments in MCs — Related Parties

Long-term investments in MCs — related parties represent the payments to obtain equity interests of the MCs in Japan, made by the Company through SBC Japan, a company designated as a MSC in Japan. In accordance with the Act and articles of incorporation of the MCs, which are non-profit organizations, the equity interest holders of MCs are prohibited from receiving any profit distribution from MCs but have the right to receive distribution of the residual assets of the MCs in proportion to the amount of their contribution. As of the balance sheet dates, the investments represent probable future benefit to be realized at the time of dissolution of MCs or the equity interests being sold. The payments made for such investments are classified as investing activities in the consolidated statements of cash flows. The MCs are considered related parties as the relatives of the Chief Executive Officer (“CEO”) of the Company being the Members of the MCs.

The investments in MCs — related parties are accounted for using a measurement alternative, under which the investments are measured at cost, less impairment, and adjusted for observable price changes. The Company reviews the investments in MCs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, especially the investments in Medical Corporation Jukeikai (“MC Jukeikai”) and Medical Corporation Ritz Cosmetic Surgery (“MC Ritz”), which represent the vast majority of the Company’s investments in MCs balance.

Impairment Consideration of Investments in MC Jukeikai and MC Ritz

Although these two MCs are non-profit entities, their principal operations are providing health care services and they derive primary source of their revenue from the sale of goods and services, rather than the fund contributions.

No indicator of impairment was noticed based on the Company’s qualitative assessment of impairment. As the Company provides comprehensive management services to these two MCs, including accounting and bookkeeping services, the Company has access to MCs’ unaudited financial information. In addition to the external market conditions and trends within the MCs’ industry, the Company considered the MCs’ operating performance, such as sales, increase in sales, and net income (loss) when performing its qualitative assessment. As of December 31, 2023, the carrying value of the investments in the two MCs was higher than their net assets, respectively, because the Company acquired the equity interests with the considerations paid higher than the net asset values at the respective purchase dates due to the expected growth and expansion of the MCs. The two MCs have been generating net income since the acquisition dates through the year ended December 31, 2022. During the year ended December 31, 2023, as part of their plan of expansion, the MCs opened several new clinics and incurred one-time expenses to set up those clinics and more selling, general, and administrative expenses, such as payroll, rent, and advertising expenses. The net losses incurred by the two MCs for the year ended December 31, 2023 associated with the opening of new clinics are considered temporary. The Company expects that the MCs’ sales will grow gradually over the next few years and that the MCs will be able to generate net income in the next one to two years. As of December 31, 2023, the Company did not observe any other-than-temporary impairment indicators.

For management’s additional internal analysis purposes, the Company estimates the residual values of the two MCs at dissolution when needed, using the income approach with the discounted cash flow method, which estimates the fair values of the MCs by the present worth of the net economic benefit to be received by MCs. Management applies significant judgment and assumptions related to estimation, including but not limited to the forecasted revenues, the selection of an expected EBITDA margin assumption for the forecast period, forecasted future cash flow, and the discounted rate. The Company currently expects the residual values at the dissolution of the MCs will not be less than the carrying values of the investments in MCs. The management is not aware of any legal or regulatory limitations on the Company’s ability to realize the full amount of proceeds generated from a liquidation of the MCs.